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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 19, 1997 appearing on page 19 of Miami Computer Supply Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.

Additionally, we hereby consent to the incorporation by reference in the aforementioned Prospectus and Registration Statement of our reports dated October 22, 1997, November 4, 1997 and November 14, 1997 relating to the audited financial statements of Britco, Inc., TBS Printware Corporation and Minnesota Western/Creative Office Products, Inc., which appear in the Current Reports on Form 8-K of Miami Computer Supply Corporation dated December 15, 1997, January 15, 1998 and January 30, 1998.

We also consent to the reference to us under the heading "Experts" in such Prospectus.





/s/ Price Waterhouse LLP

Price Waterhouse LLP
Cincinnati, Ohio
March 5, 1998